200 Connell Drive
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Genta Incorporated Announces First Quarter 2009 Financial Results

BERKELEY HEIGHTS, NJ – May 12, 2009 – Genta Incorporated (OTCBB: GNTA.OB) today announced financial results for the quarter ended March 31, 2009.  The Company recorded significant milestones in the third quarter, including the following:

•	AGENDA Phase 3 trial of Genasense® in melanoma completes enrollment:
o	Final safety and futility analysis expected May 2009
o	Progression-free survival (PFS) result expected Q4 2009
•	Tesetaxel dose-ranging trial opens:
o	Initial data on all dose levels expected at ASCO, June 2009

“The major event of the quarter has been the completion of enrollment into the Phase 3 AGENDA trial in advanced melanoma,” said Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer.  “The demographic profile of registered patients into AGENDA has been similar to the patient population from our prior trial, which was characterized by a low-normal level of lactate dehydrogenase (LDH) at baseline.  A final analysis by the independent Data Monitoring Committee for both safety and futility will be completed later this month.  If the trial progresses to completion, we expect final data on PFS -- a co-primary endpoint -- will be available in the 4th quarter of this year.   If those data are positive, we currently expect our regulatory submissions will be based upon confirmation that the addition of Genasense to chemotherapy results in a statistically significant and clinically meaningful improvement in PFS.  For tesetaxel, we have now completed patient enrollment at lower doses, and we are currently accruing patients at the previously established Phase 2 dose.  This new agent is the leading oral taxane in clinical development and may offer substantial benefit to patients.”

Genasense in Melanoma:  AGENDA is a Phase 3, randomized, double-blind trial in 315 patients with advanced melanoma.  The study is designed to confirm certain safety and efficacy results from a previous randomized trial of Genasense combined with dacarbazine in patients who have not previously received chemotherapy.  AGENDA employs a biomarker to define those patients who derived maximum clinical benefit during the preceding study.  These patients are characterized by low-normal levels of LDH, a tumor-derived enzyme that is readily detected in blood.  AGENDA is intended to support global registration of Genasense for patients with advanced melanoma.

Tesetaxel:  Tesetaxel, a leading oral taxane, was developed to maximize patient benefit from a highly active class of drugs and avoid serious effects associated with other taxanes.  Disadvantages of other taxanes such as paclitaxel (Taxol®; Bristol Myers Squibb) and docetaxel (Taxotere®; sanofi aventis) include severe hypersensitivity infusion reactions, peripheral nerve damage, and drug resistance.  More than 250 patients have received tesetaxel, and completed Phase 2a studies have demonstrated anticancer activity in patients with advanced gastric cancer and advanced breast cancer.  If further studies document efficacy and safety, tesetaxel may offer substantial opportunities to improve patient outcomes.

Financial Information

The Company reported a net loss of $11.1 million, or $0.01 per share, for the first quarter of 2009, compared with a net loss of $9.7 million, or $0.29 per share, for the first quarter of 2008.

Research and development expenses were $2.3 million for the three months ended March 31, 2009, compared with $6.4 million for the three months ended March 31, 2008.  Part of this decline is due to the Company’s recognition of $2.5 million in license payments for tesetaxel in March 2008. In addition, the company had lower research and development expenses in 2009, primarily due to lower payroll costs as a result of reductions in headcount in April and May 2008.

Selling, general and administrative expenses were $2.2 million for the three months ended March 31, 2009, compared with $3.6 million for the three months ended March 31, 2008. This decrease was primarily due to lower payroll costs, resulting from the two reductions in workforce and lower office rent, resulting from the termination of a lease for one floor of office space in May 2008.

In June 2008, the Company issued $20 million of senior secured convertible notes, issued its private placement agent a warrant to purchase 40,000,000 shares of our common stock and incurred a financing fee of $1.2 million.  The deferred financing costs, including the financing fee and the issuance of the warrant, are being amortized over the two-year term of the convertible notes.  At the time the notes were issued, the Company recorded a debt discount (beneficial conversion) relating to the conversion feature in the amount of $20.0 million.  The resultant debt discount is being amortized over the term of the notes through their maturity date.  The amortization of deferred financing costs and debt discount was $6.3 million for the three months ended March 31, 2009.

During the first three months of 2009, cash used in operating activities was $4.3 million compared with $6.2 million for the same period in 2008, reflecting the reduced size of the Company.  At March 31, 2009, the Company had cash and cash equivalents totaling $0.6 million, compared with $4.9 million at December 31, 2008.  On April 2, 2009, the Company entered into a securities purchase agreement with certain accredited institutional investors to place up to $12 million of senior secured convertible notes, or the 2009 Notes, and corresponding warrants to purchase common stock.  The Company closed on approximately $6 million of such notes and warrants on April 2, 2009.

The 2009 Notes bear interest at an annual rate of 8% payable semi-annually in other senior secured convertible promissory notes to the holder, and will be convertible into shares of the Company’s common stock at a conversion rate of 500,000 shares of common stock for every $1,000.00 of principal amount outstanding.  In addition, the 2009 Notes include certain events of default, including a requirement that the Company effect a reverse stock split of its Common Stock within 105 days of April 2, 2009.  The notes and warrants are convertible into approximately 3.9 billion shares. There are currently not enough shares of Common Stock authorized under the Company’s certificate of incorporation to cover the shares underlying the 2009 Notes and warrants and the 2008 Notes.  At present, the Company has approximately 3.4 billion shares outstanding.  A special meeting of the Company’s stockholders will be held on May 27, 2009.  The Company has recommended to its stockholders that they provide authorization to the Company’s Board of Directors to effect a reverse split in any ratio from 1:2 to 1:100.

Absent additional funding, the Company currently projects that it will run out of funds in June 2009.  The terms of the 2009 Notes enable those noteholders, at their option, to purchase additional notes with similar terms.  The Company does not have any additional financing in place.  If the Company is unable to raise additional funds, it could be required to reduce its spending plans, reduce its workforce, license or sell assets or products it would otherwise seek to commercialize on its own, or file for bankruptcy.   There can be no assurance that the Company can obtain financing, if at all, on acceptable terms.

Conference Call and Webcast

Genta management will host a conference call and live audio webcast to discuss financial results and recent corporate activities on May 12, 2009 at 8:00 am ET.  Participants can access the live call by dialing (877) 634-8606 (U.S. and Canada) or (973) 200-3973 (International). The access code for the live call is Genta Incorporated. The call will also be webcast live at http://www.genta.com/investorrelation/events.html

For investors unable to participate in the live call, a replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S. and Canada) and (706) 645-9291 (International); conference ID number is: 97937884.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its DNA/RNA Medicines program.  The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss.  The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  Ganite and Genasense are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•
the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy;

•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2008 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com

Genta Incorporated
Selected Condensed Consolidated Financial Data
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31
	2009	2008

Product sales - net	$62	$117
Cost of goods sold	-	25
Gross margin	62	92

Operating expenses:
Research and development	2,298	6,438
Selling, general and administrative	2,172	3,638
Reduction in liability for settlement of litigation	-	(260)
Total operating expenses	4,470	9,816

Amortization of deferred financing costs and debt discount	(6,287)	-
All other income/(expense), net	(372)	67
Net loss	(11,067)	(9,657)

Net loss per basic and diluted share	$(0.01)	$(0.29)

Shares used in computing basic and diluted net loss per share	899,963	33,781

Selected Condensed Consolidated Balance Sheet Data

	March 31
	2009	December 31
	Unaudited	2008

Cash and cash equivalents	$598	$4,908
Working capital deficiency	(9,510)	(5,220)
Total assets	7,137	12,693
Total stockholders' deficit	(10,585)	(4,864)